Regulations of the Board of Directors, the Board Committees and the Executive Committee of Novartis AG (Organisationsreglement) March 7, 2023

Novartis AG
4002 Basel, Switzerland

© March 2023, Novartis AG

1	Regulations of the Board of Directors, the Board Committees and the Executive Committee of Novartis AG

All references to individuals apply to both male and female persons.

2	Regulations of the Board of Directors, the Board Committees and the Executive Committee of Novartis AG

Section 1	Scope of the Regulations, Organization in general
Article 1
Scope
These Regulations govern the internal organization as well as the duties, powers and responsibilities of the following executive bodies and persons of the Company:
– Board and its Committees
– Board Chair
– Vice-Chair
– Lead Independent Director
– CEO
– Executive Committee (including its sub-committees) and
– Internal Audit

Article 2
Company Structure
The Company is a holding company, which directly or indirectly owns a global group of companies that conduct the Business. To ensure proper functioning of the Business in the interests of the Company, its shareholders and other relevant stakeholders, and to comply with various requirements imposed by relevant laws and regulatory authorities, the Board shall supervise and, where necessary and appropriate, provide overall strategic direction for the Business.

Section 2	General Provisions
Article 3
Duty of Care and Loyalty
Each Director or Executive is under the duty to carry out his/her responsibilities with due care and to safeguard and further the interests of the Group, the Company, its shareholders and other relevant stakeholders, including the creation of long-term value.

Article 4
Conflict of Interest
Each Director or Executive arranges his/her personal and business affairs so as to avoid an actual or apparent Conflict of Interest.

No Director or Executive shall participate in decisions and resolutions on matters, which affect, or reasonably might affect, his/her interests or the interests of a person close to him/her (but he or she may participate in the discussion). If the Director or Executive is in a position of a permanent Conflict of Interest or any other non-solvable situation that hinders him/her in carrying out his/her duties to the full, he/she shall offer his/her resignation.

Each Director or Executive must make a notification immediately, if the circumstances change so that it might affect or appear to affect the Director’s or Executive’s independence or in case of a Conflict of Interest. In case of a new mandate, notification must occur prior to accepting such new mandate.

3	Regulations of the Board of Directors, the Board Committees and the Executive Committee of Novartis AG

Required disclosures include (but are not limited to):
(i)    a material change (or contemplated change) of his/her business or professional affiliations or responsibilities; and/or
(ii)  any change of circumstances that may affect or appear to affect his/her independence or give rise to a Conflict of Interest.

Disclosure must be made by:
(i)     the Board Chair to the Chair of the GSNC; and by
(ii)    a Director or the CEO to the Board Chair; and by
(iii)   an Executive to the CEO.

The Board Chair, the CEO and the Chair of the GSNC, respectively, must review the disclosures and inform the Board, respectively the Executive Committee, with a corresponding proposal for appropriate mitigating measures, if any.

Article 5
Confidentiality
Each Director and Executive keeps at all times strictly confidential all information – except information already in the public domain – relating to the Company and/or the Group, which the member has learned during the exercise of the duties. This obligation and duty continue even after the expiration of the term of office.

Documents of the Company and/or the Group must be returned by the Director or Executive at the latest on expiry of the term of office. If required, e.g. in case of legal proceedings, the Director or Executive can access relevant documents at the office of the Corporate Secretary.

Section 3	Meetings of the Board, the Board Committees and the Executive Committee
Article 6
No Representation of Members	A Director or Executive who is not able to participate in a Board, Board Committee or an Executive Committee meeting may not be represented by another Director or Executive or any other person.
Article 7
Quorum, Majority Requirements
Unless stated otherwise in these Regulations, the presence in person, by telephone, by video conference or other technical means of a majority of the members is required for any meeting. No such quorum shall be required for resolutions of the Board concerning an amendment of the Articles (article 647 CO).

If the chair does not participate, the meeting will be chaired by the deputy or, in his/her absence, by any member appointed by the other members as ad hoc chair.

4	Regulations of the Board of Directors, the Board Committees and the Executive Committee of Novartis AG

Resolutions require the affirmative majority of the votes cast. If an item is, however, not on the agenda, resolutions are passed by an affirmative vote of at least two-thirds of the Directors or Executives present at a meeting.

In the event of a tie on any issue, (i) in a Board Committee, the full Board decides the issue, and (ii) in the Executive Committee, the CEO decides the issue.

Article 8
Circular Resolutions
A proposal for a circular resolution must be communicated to all members, giving a deadline for responding, and is only deemed to have passed if:
(i)    more than two-thirds of all members cast a vote or give written notice that they abstain (written notice can include email notice);
(ii)   an absolute majority of all members casting a vote approve the proposed resolution; and
(iii)  no member requests a meeting within the deadline for responding in relation to the subject matter of the proposed resolution.

A circular resolution must be recorded under a separate heading in the minutes of the following meeting.

Article 9
Secretary, Minutes
The Board and the Board Committees each appoint a secretary, who need not be a member of the body.

The secretaries of the Board and the Board Committees, and the Chief Legal Officer in case of the Executive Committee, keep the meeting minutes, which contain all resolutions adopted at the meeting and the key decision-making factors.

Article 10
Application to other Bodies	Articles 3 – 9 apply analogously to all other management committees of the Company and their members.
Section 4	Board of Directors
Article 11
Independence	The majority of the Directors have to meet the independence criteria set forth in Appendix II.
Article 12
Duties of the Board	The Board is the ultimate executive body of the Company.

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It shall resolve all Business matters, which are not reserved to the authority of the General Meeting or to other executive bodies of the Company by law, the Articles, or these Regulations.
In particular, the Board has the following duties:
a) The ultimate direction of the Business, including, without limitation, the taking of resolutions and the giving of instructions or overall guidance regarding the following matters (where applicable, the duties of the Board are further defined and specified in internal regulations):
– The strategy upon recommendation of the Executive Committee (including also key ESG aspects).
– The entry into new areas of activity and withdrawal from existing areas of the Business; acquisitions and divestments of companies, participations in companies or businesses, or incorporations or liquidations of companies or businesses, if such matters are of fundamental significance to the Business.
– The opening and closing down of sites of fundamental significance to the Business.
– The initiation and settlement of legal proceedings of funda- mental significance to the Business.
– The setting of financial targets.
– The review and approval of corporate policies that are fundamental to the Group, as determined by the Board Chair and the CEO.
– The adoption from time to time of further regulations and instructions regarding the organization of the Business and the duties and responsibilities of the executive bodies.

b)  The determination of the organization of the Company and the Group.
c)  The manner of governance of the Group.
d)  The regular review of the Group’s culture.
e)  The review of the Group’s risk management system and of the most significant risks and how these are managed.
f)       The determination of the Group’s accounting system, financial controls and financial planning.
g)  The review and approval of the annual report of the Company and of the Group, incl. the Compensation Report and the annual reporting on non-financial matters.
h) The nomination or appointment, removal, determination of duties and responsibilities, and succession plans of the following persons (subject to the powers of the General Meeting):
– Board Chair
– Vice-Chair
– Lead Independent Director
– Board Committee members and Chairpersons
– CEO

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– Executives
– Independent Proxy
– Such other persons as the Board may determine, from time to time, as having significant impact on the Business.
i) The composition of the Board, including the appropriate skills and experiences to be considered in succession planning.
j) The designation of those persons who have signatory power for the Company and the manner in which such persons may sign on behalf of the Company.
k) The ultimate supervision of the persons entrusted with the management of the Business, specifically in view of their compliance with laws, the Articles, these Regulations and other applicable regulations, directives and instructions.
l) The preparations for the General Meeting and carrying out the resolutions of the General Meeting, including the preparation of the proposals to the General Meeting related to the compensation of the Board and of the Executive Committee and to the Compensation Report, as per the Articles.
m) The notification of the court if liabilities exceed assets.
n) The adoption of resolutions concerning an increase of the share capital to the extent that such power is vested in the Board (article 651 paragraph 4 CO), as well as resolutions concerning confirmation of capital increases and related amendments to the Articles. The adoption of such resolutions shall be exempted from the majority requirement outlined in article 7.
o) The determination of (i) the compensation strategy and of the principles, structure and design of compensation plans for the Executive Committee, (ii) the long-term incentive/equity plans, (iii) the compensation of the Directors and of the CEO to be presented to the shareholders, and of the terms of employment of the CEO, (iv) the Group and divisional financial, strategic and operational targets and the evaluation of target achievement.
p) The determination of the maximum aggregate amount or maximum partial amounts of compensation, in the event the General Meeting has not approved a proposal of the Board, as per the Articles.
q) The determination of (i) whether or not a Director is independent, based on a proposal by the GSNC, and (ii) whether or not the ACC Directors meet the financial literacy and expertise standards.
r) The decision on appropriate measures in case of a disclosure in accordance with article 4 of these Regulations.
s) The approval of other business, if such business exceeds the authority delegated from time to time by the Board to the Board Committees or to the Executive Committee.

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Article 13
Delegation of Management
Where not stipulated as a Board responsibility in the law, the Articles or these Regulations, the Board delegates the management of the Business to the Executive Committee, pursuant and subject to these Regulations.

Article 14
Meetings, Agenda
The Board meets at the invitation of the Board Chair as often as may be required.

Invitations for Board meetings contain the meeting agenda and are sent out at least five business days in advance, except for urgent matters. Also, any Director may request a meeting for a specific purpose or the inclusion of a certain item on the agenda.

Article 15
Right to Request Information	Directors have full and unrestricted access to the management and employees of the Group in the execution of their duties.
Article 16
Independent Advisors	The Board has the authority to retain independent advisors for any matters within the scope of its responsibilities.
Article 17
Evaluation of Board Performance	The Board conducts an annual evaluation of the performance of the Board, of the Board Committees and of the Board Chair.
Article 18
Board Committees
The Board may establish ad hoc Board Committees and has the following permanent Board Committees:
– GSNC (Governance, Sustainability and Nomination Committee)
– ACC (Audit and Compliance Committee)
– CC (Compensation Committee)
– RC (Risk Committee)
– STC (Science & Technology Committee)

The composition and duties of the permanent Board Committees are set forth in Appendix I.

Article 19
Board Chair
In addition to other duties described in these Regulations and the Articles, the Board Chair has the following duties:
a) Provides leadership to the Board in its governance role, coordinating the tasks within the Board.
b) Coordinates, together with the Chairpersons, the work of the Board Committees.
c) Establishes and keeps a close working relationship with the CEO, providing advice and support while respecting the fact that

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the day-to-day management responsibility is delegated to the Executive Committee led by the CEO.
d) Promotes effective relationships and communication between the Board, the CEO and the Executive Committee.
e) Takes the lead in crisis situations.
f) Together with the CEO, ensures effective communication with shareholders, other relevant stakeholders and the general public; and
g) Works closely with the CEO in evaluating Executives and in establishing succession plans for key management positions.

Article 20
Vice-Chair
a) Once a year, the Vice-Chair leads the Board’s annual assessment of the Board Chair.
b) In case and as long as the Board Chair is incapacitated, the Vice-Chair assumes all of the Board Chair’s responsibilities.

Article 20bis
Lead Independent Director
To support adequate control mechanisms, the Board can, if deemed appropriate and in the best interests of the Company, designate an experienced independent Director as Lead Independent Director with the following duties:
a) Chairs the sessions of the independent Directors; and
b) Leads the independent Directors in case of a crisis or matter requiring their separate consideration or decision.

Every independent Director may request separate meetings of the independent Directors if the need arises.

The roles of the Vice-Chair and the Lead Independent Director can be held by two Directors or by one Director (combined role).

Section 5	Executive Committee
Article 21
CEO
In addition to other duties that may be assigned by the Board, the CEO, supported by the Executive Committee, has the following duties:
a) Overall responsibility for the management and performance of the Business.
b) Leads the Executive Committee.
c) Builds and maintains an effective Executive Committee and proposes adequate succession planning to the Board.
d) Represents Novartis, in coordination with the Board Chair, with major customers, financial analysts, investors and the media.

9	Regulations of the Board of Directors, the Board Committees and the Executive Committee of Novartis AG

Article 22
Members of Executive Committee	The Executive Committee is headed by the CEO. It consists of such members as appointed or removed by the Board.
Article 23
Duties of Executive Committee
The Executive Committee is responsible for the management of the Business. In particular, and without limitation, the Executive Committee has the following duties:
a) Regularly assess the achievement of the (financial and non-financial / ESG) targets for the Business.
b) Submit proposals to the Board or to one of the Board Committees for approval for items, requiring such approval based on these Regulations or further internal regulations.
c) Implement the decisions taken by the Board or the Board Committees.
d) Prepare and submit quarterly and annual reports for the attention of the Board or the Board Committees, and keep the Board or the Board Committees informed of all matters of fundamental significance to the Business and/or that are relevant to allow the Board or the Board Committees to fully perform their duties.
e) Implement modifications to the organization of the Business to ensure efficient operation of the Business and achievement of optimized consolidated results.
f) Ensure appropriate external stakeholder management, including an effective internal and external communication strategy.
g) Ensure that management capacity, financial and other resources are provided and used efficiently.
h) Deal with such other matters as are delegated by the Board or a Board Committee to the Executive Committee.

Article 24
Sub-committees of the Executive Committee
The Executive Committee may delegate duties as stipulated in article 23 above to other executives and committees and may empower them to further delegate their responsibilities and authorities. Each such delegation must be in writing, and clear responsibilities and accountabilities must be established. The CEO ensures proper reporting to the Executive Committee as needed.

Section 6	Internal Audit
Article 25
Duties of Internal Audit
The Internal Audit has to:
a) Carry out operational and system audits, assisting the Divisions and Cross-Divisional Units in the accomplishment of objectives by providing an independent approach to the evaluation, improvement, and effectiveness of their risk management and

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internal control framework. All Divisions, Cross-Divisional Units and subsidiaries of the Group are subject to audit.
b) Prepare reports regarding the audits it has performed, and report to the ACC and to the CEO material irregularities, whether actual or suspected, without delay.
c) Perform such other functions and audits as assigned to it by the Board, the ACC or the CEO.

Section 7	Effectiveness, Amendments
Article 26
Effectiveness, Amendments
These Regulations come into effect on March 7, 2023 and replace former regulations of the Board, the Board Committees and the Executive Committee.

These Regulations may only be amended or replaced by the Board.

Dr. Joerg Reinhardt Board Chair	Dr. Charlotte Pamer-Wieser Corporate Secretary

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Appendix I:	Board Committees Charter
Section 1	General Provisions	12
Section 2	Roles and Responsibilities of the Board Committees
	- Roles and Responsibilities of the GSNC	13
	- Roles and Responsibilities of the ACC	15
	- Roles and Responsibilities of the CC	18
	- Roles and Responsibilities of the RC	21
	- Roles and Responsibilities of the STC	22

12	Regulations of the Board of Directors, the Board Committees and the Executive Committee of Novartis AG

Section 1	General Provisions
These General Provisions contain additional organizational requirements for Board Committees in addition to the rules set forth in the Regulations.
Article 1
Composition	The GSNC, the ACC, the RC and the STC each consist of a minimum of 3 members. The CC consists of a minimum of 3 and a maximum of 5 members. The Board elects the Chairpersons of the Board Committees.
Article 2
Independence, Qualifications
Each Director of the GSNC, ACC, and CC has to meet the independence criteria set forth in Appendix II.

Each ACC member must further be financially literate, including at least one member who has accounting and related financial management expertise (“audit committee financial expert”), as such qualifications are interpreted by the Board in its business judgment.

The “audit committee financial expert” must have
(i)    an understanding of generally accepted accounting principles and financial statements;
(ii)     the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
(iii)   experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Group’s financial statements, or experience actively supervising one or more persons engaged in such activities;
(iv)    an understanding of internal control over financial reporting; and
(v)     an understanding of audit committee functions.

Article 3
Coordination between ACC and RC
The Chairpersons of the RC and the ACC shall generally be appointed as members of the other Committee. To the extent appropriate, the Chairpersons of the ACC and the RC coordinate the work of the ACC and the RC, in particular to ensure that there are as few as possible overlaps.

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Article 4
Meeting Participations and Interactions
Each Board Committee may invite to its meetings other Directors, Executives and such other persons, as the respective Board Committee deems appropriate to carry out its responsibilities. The Board Chair may attend the Board Committee meetings in consultation with the relevant Chairperson.

Special rules apply to the presence of the following persons at Board Committee meetings:
(i)     An Executive shall not be present during the decision on his/her own pay at a CC meeting
(ii)    Anyone with a personal interest in the matters to be discussed will be excluded from the GSNC, ACC, RC, and STC meeting, respectively.

Article 5
Advisors, Investigations
The Board Committees shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The ACC shall have the authority to conduct or authorize investigations into any matter within the scope of its responsibilities.

Article 6
Debriefing to the Board
The Board Committees regularly report to the Board on its deliberations and decisions and on the items set forth in Section 2 of this Appendix I. Other matters will be reported, as the Board Committees deem appropriate.

Section 2	Roles and Responsibilities of the Board Committees
Roles and Responsibilities of the Governance, Sustainability, and Nomination Committee (GSNC)
Article 7
GSNC’s Mission Statement
The GSNC assists the Board in fulfilling its responsibilities with respect to the:
(i)      governance of the Group;
(ii)     sustainability of the Group;
(iii)   identification of individuals who are qualified to become (or be re-elected as) Directors or the CEO.

Article 8
GSNC’s Roles and Responsibilities	The GSNC has the following roles and responsibilities:
In General
1. Review periodically the Articles and the Regulations and recommend to the Board changes thereto in respect of good corporate governance and fostering shareholders’ rights.

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2. Regularly consult with the Board Chair in carrying out the duties of the GSNC.
3. Regularly discuss feedback from investors, proxy advisors and analysts concerning the Group’s performance in ESG matters.
4. Annually review the voting results of the General Meeting.
5. Prepare and annually review succession plans for the Board Chair, the Vice-Chair, the Lead Independent Director, Directors, Board Committee members, Chairpersons and the CEO, and make proposals to the Board for the election and the re-election by the Board respectively by the General Meeting for Directors, the Board Chair and CC members.
6. Make proposals to the Board for the election of the Independent Proxy by the General Meeting.
7. Recommend such other actions not set out below regarding the governance of the Group that are in the best interests of the Group, the Company’s shareholders and other relevant stakeholders, as the GSNC deems appropriate.

Board Composition

8. Regularly review and as necessary update the Board skills matrix.
9. Regularly review the composition and size of the Board to ensure the Board has the proper skills and experience and consists of persons with sufficiently diverse backgrounds and viewpoints.
10. Determine the criteria for selection of the Board Chair, the Vice-Chair, the Lead Independent Director, Directors, Chairpersons and Board Committee members. The GSNC considers factors such as (i) personality, skills and knowledge, (ii) diversity of gender, age, nationality, ethnicity, viewpoints, professional backgrounds and expertise, (iii) business and other experience relevant to the Business, (iv) the ability and willingness to commit adequate time and effort to Board and Board Committee responsibilities, (v) the extent to which personality, background, expertise, knowledge and experience will interact with other Directors to build a diverse and effective Board, and (vi) any disclosures made under article 4 of the Regulations, in particular whether existing board memberships or other positions held by a candidate could lead to a Conflict of Interest.
11. With the participation of the Board Chair, actively seek, interview and screen individuals qualified to become a candidate for the position as a Director, for recommendation to the Board.
12. Assess and recommend to the Board as to whether Directors should stand for re-election. For its assessment, the GSNC considers factors such as those mentioned in item 10 of this article, the contributions to the Board and the Company, and the term limit.

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Board Committees

13. With the Board Chair, make recommendations to the Board for the creation of additional Board Committees or a change in mandate or dissolution of Board Committees.
14. With the Board Chair, periodically review the composition of the Board Committees. When doing so, the GSNC takes into account whether a Board Committee member is suitable for the tasks of the respective Board Committee, including an envisioned quorum of independent Committee members, if applicable.
15. With the Board Chair, periodically review the chairpersonships of the Board Committees.

Conflicts, Other Directorships and Board member

16. Review directorships and consulting agreements of Board members for conflicts of interest.
17. Annually submit to the Board a proposal concerning the determination of the independence status of the Directors and the corresponding disclosure.

Sustainability

18. Oversee the Group’s strategy and governance on sustainability, including access to medicine and healthcare, global health, environmental sustainability, human capital management and other material ESG aspects that are relevant for the Group’s performance or reputation (unless covered by another Committee).
19. At least annually review and discuss the Group’s performance against relevant ESG reporting frameworks and indices.
20. Regularly review and discuss emerging trends with regard to sustainability.
21. Regularly advise the Board and provide counsel to the management on sustainability.

Roles and Responsibilities of the Audit and Compliance Committee (ACC)
Article 9
ACC’s Mission Statement
The ACC assists the Board in monitoring the:
(i)     integrity of the financial statements of the Group;
(ii)    External Auditor’s qualifications and independence;
(iii)   performance of the Internal Audit function and of the External Auditor;
(iv)  compliance by the Group with legal and regulatory requirements; and
(v)    financial situation of the group to assess the necessity of actions as set out in article 24 (h) of the Articles.

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Article 10
ACC’s Role and Responsibilities	The ACC has the following roles and responsibilities:
Regarding the External Auditor

1. Annually evaluate the qualifications, performance and independence of the External Auditor, including considering whether the External Auditor’s quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the External Auditor’s independence, taking into account the opinions of management and Internal Audit.
2. Ensure rotation of the audit partners of the External Auditor at least every five years. Consider whether, in order to ensure continuing auditor independence, it is appropriate to adopt a policy of rotating the external auditing firm on a regular basis.
3. On behalf of the Board, which has fully delegated this task to the ACC, (1) select and nominate the External Auditor for election by the General Meeting, and (2) be directly responsible for the supervision and compensation of the External Auditor (including the resolution of any disagreement between management and the External Auditor regarding financial reporting).
4. On behalf of the Board, which has fully delegated this task to the ACC, pre-approve all auditing services, internal control-related services and non-audit services permitted under applicable statutory law, regulations and listing requirements to be performed for the Group by its External Auditor.
5. Obtain and review a report from the External Auditor at least annually regarding (1) the External Auditor’s internal quality- control procedures, (2) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (3) any steps taken to deal with any such issues, and (4) all relationships between the External Auditor and the Group.
6. Discuss with the External Auditor the results of their audits, any unusual items or disclosures contained in the audits and the matters required by Public Company Auditing Oversight Board Auditing Standards No. 1301, as revised, and request a formal written statement from the External Auditor documenting such discussion.

Regarding Internal Audit
7. On a quarterly basis, review the significant reports to management, prepared by the Internal Audit department and management’s responses and supervise the remediation of open audit issues.

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8. Review periodically the adequacy of the organizational structure, budget and appointment or replacement of the senior Internal Audit executives.
9. Discuss with the CEO, as needed, the Internal Audit department’s responsibilities, staffing and any recommended changes in the planned scope of the Internal Audit.

Regarding Financial Reporting and internal controls

10. Review and discuss with management and the External Auditor the Company’s and Group’s quarterly and annual financial statements (including the sections on Operating and Financial Review and Prospects) to consider significant financial reporting issues and judgments made in connection with the preparation of the Company’s and Group’s financial statements, including any significant changes in the Company’s or Group’s selection or application of accounting principles.
11. On behalf of the Board, which has fully delegated this task to the ACC, approve the Company’s and Group’s quarterly financial statements for the first three quarters of each calendar year and the corresponding financial results releases. The Board remains responsible for the approval of the annual financial statements of the Company and the Group and of the corresponding results releases.
12. Annually review and discuss with management and the External Auditor their assessment of the effectiveness of the Group’s internal controls, disclosure controls and procedures for financial reporting and whether any changes are appropriate in light of such assessment.
13. Review and discuss (1) all significant deficiencies in the design or operation of internal controls which could adversely affect the Group’s ability to record, process, summarize and report financial data, including any material weaknesses in internal controls, (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Group’s internal controls, and (3) any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regards to significant deficiencies and material weaknesses.Review the non-financial data contained in the Company’s annual reporting.
14. Review such other matters in relation to the Group’s accounting, auditing, financial reporting and compliance with law and internal policies.

Regarding Significant Legal Matters and Regulatory Risks

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15. Review major issues regarding the status of the Group’s material legal matters, as well as major legislative and regulatory developments that may have significant impact on the Group, and get updates on such developments from the Chief Legal Officer at least annually.

Regarding an Effective Compliance Program and Quality Assurance / patient safety

16. Twice a year, review the processes and procedures used by management to execute an effective compliance program, and compliance by Novartis associates with those Group policies falling into the subject matter expertise of the ACC.
17. Review updates from the Company’s SpeakUp office twice a year regarding whistleblowing activities and trends.
18. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Group regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of the Group of concerns regarding questionable accounting or auditing matters to the SpeakUp office.
19. Review updates with regards to Quality Assurance / patient safety twice a year.
20. Annually review updates from Health, Safety & Environment.

Other

21. Every other year, review the Group’s tax policy.
22. At least annually, hold closed sessions with the External Auditor, the Chief Financial Officer and the Head Internal Audit, respectively.
23. Annually review the financial literacy of each ACC member to determine whether he/she meets the applicable legal standards, confirm the audit committee financial expert, and propose to the Board the appropriate determination and its disclosure.
24. Annually review and reassess the adequacy of articles 9-10 of this Appendix I and submit proposed changes to the Board for approval.

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Roles and Responsibilities of the Compensation Committee (CC)
Article 11
CC’s Mission Statement
The CC assists the Board concerning, but not limited to, the:
(i)     compensation philosophy and strategy;
(ii)    design of the compensation plans;
(iii)    compensation of the Board Chair, the Directors and of the CEO and other members of the Executive Committee. The CC has oversight of the remuneration policy for the wider employee population;
(iv)   preparation of the Compensation Report and other relevant disclosures.

Pay for performance is one of the guiding principles of the compensation strategy of the Group. The Group aims to reward those associates who achieve competitive business results and exemplify the Group values and behaviors. The compensation strategy strives to strengthen the performance-oriented culture and to reinforce entrepreneurial behavior resulting in contributions that motivated and dedicated associates make to sustain superior business results whilst holding executives accountable for behavior that displays innovation, quality, performance, collaboration, courage and integrity.

Article 12
CC’s Role and Responsibilities
The CC has the following responsibilities:
1. Develop a compensation strategy in line with the principles described in the Articles, and submit to the Board for approval.
2. Develop the principles and design of compensation plans, long-term incentive/equity plans, pension arrangements and benefits for the Executives and the Directors, and submit to the Board for approval.
3. Support the Board in preparing the proposals to the General Meeting regarding the compensation of the Directors and the Executives.
4. Prepare the Compensation Report and submit to the Board for approval.
5. Propose to the Board the contractual terms (if any) and compensation of the Directors (incl. the Board Chair) and the CEO.
6. Determine, after consulting with the CEO, the terms of employment, promotion or termination of the other Executives (except for the CEO).
7. Develop the terms of, and administer, the Group’s long-term incentive/equity compensation plans, including the weightings, payout curves and caps for the chosen performance measures.

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8. Assess whether the Group’s incentives for associates below Executive Committee level are appropriately aligned to business performance and do not encourage excessive risk taking.
9. Determine the critical performance measures (financial, strategic and operational) that inform how well the Group and its Divisions are performing in relation to the business strategy for incorporation into the incentive plans, as well as any measures relating to Environmental, Social and Governance (ESG).
10. Periodically review and propose to the Board for approval a peer group(s) of companies for executive compensation comparisons.
11. At the start of each performance period, approve the target total direct compensation levels and the mix of compensation (fixed/variable, short/long-term, individual/Group/Division, and cash/equity) for Executive Committee members and direct reports to the Board Chair taking into consideration pay and conditions for the wider population of Group associates.
12. At the end of each performance period, taking into consideration the Board’s evaluation of Group and divisional performance against targets established at the beginning of the performance cycle, approve performance results under the incentive plans, evaluate individual performance, approve the amount of compensation earned by Executive Committee members and recommend the amount of compensation earned by the CEO to the Board for approval taking into account the overall performance of the Business and, if appropriate, making adjustments to the formulaic outcome of any incentive plans, within the plan Rules.
13. Consider and decide whether there is a need for malus and/or clawback provisions to be exercised and, if so, the extent and form of the malus and/or clawback.
14. Incorporate the recommendations of the STC for the establishment of innovation targets under incentive compensation plans at the start of each performance cycle and measurement of achievement thereof at the end.
15. Periodically assess the effectiveness of the executive short-term and long-term incentive plans in relation to the Group’s strategic objectives, values and pay-for-performance principles.
16. Work together with other Board Committees, to ensure that executive compensation is correctly aligned to performance and is not structured in a way that could lead to inappropriate risk taking.
17. Annually assess the level of Board compensation against the peer group and other relevant companies and submit to the Board its recommendations for the compensation of Directors and the compensation and terms of employment of the Board Chair.

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18. Establish executive and director stock ownership guidelines and stock trading policies, and monitor compliance with such policies.
19. Inform the Board about policies, programs and key decisions as well as statistical comparisons and benchmarking of compensation levels against key competitors and regularly report to the Board on the decisions and deliberations of the Compensation Committee.
20. In collaboration with the Board Chair, oversee communication and engagement on executive compensation matters with shareholders and their advisors, including shareholder voting on Board and Executive Committee compensation, and assess the voting results on executive compensation matters of the most recent General Meeting.
21. Be kept informed of the remuneration of the workforce and related policies and keep abreast of any developments.
22. Annually assess the engagement and performance of compensation consultants or other outside advisors engaged by the CC and their independence in relation to any potential conflicts of interest and manage the rotation/renewal of such advisors.
23. Keep abreast of regulatory and corporate governance best practice requirements regarding Board, Executive Committee and other senior executive compensation.
24. Keep abreast of market trends and consideration of external factors that may influence pay in terms of design, structure, quantum, disclosure etc.
25. Establish an annual calendar of activities for the upcoming year, including special projects to be undertaken by the CC.
26. Review and reassess the adequacy of articles 11-12 of this Appendix I and submit proposed changes to the Board for approval.
27. Assume other responsibilities assigned to it by law, the Articles and by the Board.

Roles and Responsibilities of the Risk Committee (RC)
Article 13
RC’s Mission Statement
The RC will assist the Board in ensuring that risks are properly assessed and professionally managed by:
(i)   overseeing the Group’s risk management system and processes; and
(ii)  reviewing the Group’s risk portfolio and related actions implemented by management.

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Article 14
RC’s Role and Responsibilities	The RC has the following role and responsibilities:

1. Ensure that the Group has implemented an appropriate and effective risk management system and process.
2. Ensure that all necessary steps are taken to foster a culture of risk-adjusted decision-making without constraining reasonable risk taking and innovation.
3. Review with management and Internal Audit the identification, prioritization and management of the risks, the accountabilities and roles of the functions involved with risk management, the risk portfolio and the related actions implemented by management.
4. Inform the Board on a periodic basis on the risk management system and on the most significant risks and how these are managed.
5. Review such other matters in relation to the Group’s risk management, as the RC may, in its own discretion, deem desirable in connection with its responsibilities described above.
6. Annually review updates on cyber security.
7. Keep itself up to date on risk management best practices. The Chief Ethics, Risk and Compliance Officer, or his/her designee, is expected to update the RC at least once a year on developments in this area.

Roles and Responsibilities of the Science & Technology Committee (STC)
Article 15
STC’s Mission Statement
The STC (i) oversees the science and technology strategy, including digital and data related innovation, (ii) evaluates and challenges the effectiveness and competitiveness of innovation-related functions, (iii) reviews and discusses emerging scientific trends and activities critical to the success of science and innovation, and (iv) reviews the R&D portfolio.

Article 16
STC’s Role and Responsibilities	The STC has the following role and responsibilities:

1. Monitoring emerging scientific, data-related, technological and research trends and issues, and bringing recommendations to the Board.
2. Informing the Board on a periodic basis about critical developments for the success of the portfolio and for scientific, technological and research activities as well as benchmarking.

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3. Assisting the Board with setting the Company’s strategy for science, data, technology and research.
4. Assisting the Board with oversight and evaluation of the performance of the scientific, technological and research teams within the Company in relation to the strategy.
5. Review of performance and proposed targets in the area of science, technology and research.
6. Reviewing such other matters in relation to science, data, technology and research as the STC may, in its own discretion, deem desirable in connection with its responsibilities.

Appendix II	Independence Criteria for the Board and the Board Committees
Independence of the Directors

The GSNC annually submits to the full Board a proposal concerning the determination of the independent status of all Directors. For purposes of such assessment, the GSNC considers all relevant facts and circumstances of which it is aware.

In order to be considered independent, a Director shall not have any material relationship with the Group other than his/her service as a Director.

I. Material Relationships

1. A Director will not be considered independent if
– the Director or his/her immediate Family Member owns more than 10% of the stock of the Company;
– the Director has received direct compensation (other than for former service as an interim Board Chair) of more than USD 120 000 p.a. (other than dividends or Board/Board Committee fees and retirement or deferred pay for prior service, provided such compensation is not contingent in any way on continued service) from the Group within the last three years;
– a Family Member has received direct compensation of more than USD 120 000 p.a. (other than compensation received for service as an employee other than an executive officer) from the Group within the last three years;
– the Director is, or has been within the last three years, an employee of the Group;
– a Family Member is, or has been within the last three years, an executive officer of the Group;
– the Director is a current partner or employee of the External Auditor of the Group;
– a Family Member is a partner of the External Auditor or is an employee of the External Auditor and works on the Group’s audit;

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– the Director or a Family Member is a former partner or employee of the External Auditor who personally worked on the Group’s audit during the last three years;
– the Director or a Family Member is, or has been within the last three years, employed as an executive officer of an enterprise while any of the present Executives serves or has served on that enterprise’s compensation committee;
– an enterprise has made payments to or received payments from the Group for goods, property or services in an amount that exceeds, in any of the last three fiscal years, the greater of USD 1 million or 2% of the enterprise’s consolidated gross revenues, and
– the Director is a board member or employee of that enterprise or holds more than 10% of the shares in that enterprise; or
– a Family Member is a board member or executive officer or holds more than 10% of the shares in that enterprise.
2.  In addition to the independence criteria set forth above for all Directors in Section 1, an ACC Director will not be considered independent if
– the ACC Director or his/her spouse, minor child, minor stepchild, or child or stepchild sharing the ACC Directors’ home, accepts any salary or consulting, advisory or other compensatory fee (other than Board/Board Committee compensation) from the Group;
– the ACC Director is a partner, a member, an officer such as a managing director, executive officer or occupies a similar position in an enterprise that provides advisory services such as accounting, legal, investment banking or financial advisory services to the Group;
– an ACC Director simultaneously serves on the audit committees of more than two public companies other than the Company’s, then the GSNC must determine that such simultaneous service would not impair the ability of such Director to effectively serve on the ACC.
3.  In addition to the independence criteria set forth for all Directors in Section 1, above, when making its assessment as to the independent status of a CC Director, the GSNC considers whether the CC Director receives compensation from any person or entity that would impair his or her ability to make independent judgments about the Executive compensation.

II. Immaterial Relationships

Unless the GSNC concludes in its assessment to the contrary, a relationship is presumed not to impair the independence of a Director if
– the Director or a Family Member received from the Group, during the last fiscal year, personal benefits (other than the coverage of

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travel expenses incurred by a Family Member in connection with meetings of the Board) having an aggregate value of less than USD 5 000;
– a Family Member is an employee but not an executive officer of the Group, unless the Family Member is an ACC Director’s spouse, minor child, minor stepchild or child or stepchild sharing the ACC Director’s home;
– the Director or a Family Member is a board member or executive officer of a non-profit organization and the Group’s contributions to such organization did not exceed, in any of the last three fiscal years, the greater of USD 1 million or 2% of the organization’s consolidated gross revenues;
– an enterprise in which the Director or a Family Member is a director, executive officer or employee has been indebted to the Group in connection with a transaction in the ordinary course of business or in an amount that did not exceed USD 100 000 during the last fiscal year;
– the Director or a Family Member serves on the board of another enterprise at which an Executive or another Director also serves as board member.

The enumeration of relationships mentioned in this Section II is merely exemplary. The fact that a particular relationship is not listed does not mean that the relationship affects the independence of a Director.

26	Regulations of the Board of Directors, the Board Committees and the Executive Committee of Novartis AG

Abbreviations and Definitions
ACC	Audit and Compliance Committee of the Board
Appendix I	Appendix I to these Regulations which forms an integral part of these Regulations (Board Committees Charter)
Appendix II	Appendix II to these Regulations which forms an integral part of these Regulations (Independence Criteria for the Board and the Board Committees)
Articles	Articles of Incorporation of the Company
Board	Board of Directors of the Company
Board Chair	Chair of the Board
Board Committee(s)	Any or all committee(s) of the Board
Business	Business operations conducted by the Group
CC	Compensation Committee of the Board
Chairperson(s)	Any or all Director(s) who chair(s) a / the Board Committee(s)
CO	Swiss Code of Obligations
Company	Novartis AG
Compensation Report	Compensation report of the Company
Conflict of Interest
Any personal interest, or the interest of a closely related person or company, that a Director or Executive might have in a particular matter which does or might be regarded to conflict with the interests of the Company or the Group

Cross-Divisional Unit(s)	Any or all cross-divisional organizational unit(s) supporting the Divisions
Director(s)	Any or all member(s) of the Board
Division(s)	Any or all global operating divisions of the Group, including its business units, if any
ESG	Environmental, Social and Governance
Executive Committee	Executive committee of the Company
Executive(s)	Any or all Executive Committee member(s)
External Auditor	The Group’s external auditor
Family Member
An immediate family member of a Director, i.e., including a person’s spouse, parents, children, stepchildren, siblings, mother-, father-, brothers-, sisters-, sons- and daughters-in-law and anyone (other than domestic employees) who share such person’s home

General Meeting	General meeting of shareholders of the Company
Group	Novartis and its subsidiaries
GSNC	Governance, Sustainability and Nomination Committee of the Board
Independence Criteria	Independence criteria set forth in Appendix II
Internal Audit	The Group’s internal audit
Lead Independent Director	Lead Independent Director of the Board
RC	Risk Committee of the Board
Regulations	These Organizational Regulations of the Company, including Appendix I and Appendix II which form an integral part of these Regulations
STC	Science & Technology Committee of the Board
Vice-Chair	Vice-Chair of the Board